Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

September 20, 2016

Ashland Global Holdings Inc.

Amendment No. 2 on Form S-8 to Registration Statement on Form S-8 (Registration No. 033-52125)

Ladies and Gentlemen:

We have acted as counsel for Ashland Global Holdings Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 (Registration No. 033-52125), as amended (the “Registration Statement”), pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the Company of up to 500,000 shares of common stock (the “Shares”), par value $0.01 per share, issuable pursuant to the Ashland Inc. Deferred Compensation Plan for Non-Employee Directors (formerly known as the Ashland Oil, Inc. Deferred Compensation and Stock Incentive Plan For Non-Employee Directors) (as amended, the “Plan”), which has been assumed by the Company from Ashland Inc., a Kentucky corporation and the Company’s predecessor registrant (“Ashland”), pursuant to an assumption agreement by and among the Company and Ashland, dated September 20, 2016.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Amended and Restated Certificate of Incorporation of the Company in effect as of the date hereof; (b) the amended and restated By-laws of the Company in effect as of the date hereof; (c) the Plan; (d) the Registration Statement; and (e) such other documents, corporate records, certificates and other instruments as we have deemed necessary for the expression of the opinions contained herein. We have relied, with respect to certain factual matters, on representations of the Company and documents furnished to us by the Company. We have also assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based on the foregoing and subject to the qualifications set forth herein and subject to compliance with applicable state securities laws, we are of opinion that the Shares, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise anyone of any change in any matter set forth herein. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly herein. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Ashland Global Holdings Inc.

      50 E. RiverCenter Boulevard

            P.O. Box 391

                  Covington, Kentucky 41012